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                                                                 EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement
No. 333-87422 of Duke Energy Field Services, LLC on Form S-3 of our report dated March 15, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company's change in its method of accounting for asset retirement obligations to conform to Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations; the Company's change in its method of accounting for energy trading contracts that do not meet the definition of a derivative under SFAS
No. 133, Accounting for Derivative Instruments and Hedging Activities, and trading inventories that previously had been recorded at fair value to conform to Emerging Issues Task Force Issue 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities in 2003; the Company's change in its method of accounting for goodwill to conform to SFAS No. 142, Goodwill and Other Intangible Assets in 2002 and the Company's change in its method of accounting for derivative instruments and hedging activities to conform to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities in
2001), appearing in this Annual Report on Form 10-K of Duke Energy Field Services, LLC for the year ended December 31, 2003.



Denver, Colorado
March 15, 2004